EXHIBIT 99.2

Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked "[***]," have been separately filed with the Securities and Exchange Commission.

                             CUSTOMER ORDER ADDENDUM
            (CUSTOMER ORDER NUMBERS: 000357233, 000360280, 000353232)

This Customer Order Addendum ("Addendum"), is made as of the 28th day of February, 2005 (the "Effective Date"), and modifies Customer Order Number 000357233 for (3)Center(R) Colocation, Customer Order Number 000353232 for
(3)CrossRoads(R) Service, and Customer Order Number 000360280 for (3)Link(R) Private Line Service (collectively, the "Relevant Customer Orders") as submitted contemporaneously herewith by BLUEFLY, INC ("Customer") to LEVEL 3 COMMUNICATIONS, LLC ("Level 3"). A copy of the Relevant Customer Orders is attached hereto as Exhibit "A". Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (as defined below).

        WHEREAS this Customer Order Addendum shall modify the Relevant Customer Orders only and apply specifically with respect to the Services contained therein.

        NOW THEREFORE, the parties agree to modify the Relevant Customer Orders in the following limited respects:


ADDITIONAL TERMS AND CONDITIONS:

    1. Level 3 and Customer acknowledge and agree that the Service contemplated by the Relevant Customer Orders represents a Service designated as "bundled" or as having a "sibling relationship".

    2. Notwithstanding the terms of Section 2.5 of the Agreement and with respect to the Relevant Customer Orders, Customer may terminate the Relevant Customer Orders after delivery of the Connection Notice upon 30 days' written notice to Level 3. If Customer does so, or if Service is terminated by Level 3 as the result of an uncured default by Customer, Customer shall pay Level 3 a termination charge with respect to the Relevant Customer Orders equal to the sum of: (i) all unpaid amounts for Service provided through the date of termination; (ii) for "off-net" Service, third party termination charges paid by Level 3 for the Service; and (iii) for "on-net" Service, (a) [***]% of the remaining monthly recurring charges for months 1-12 of the Service Term, plus (b) [***]% of the remaining monthly recurring charges for month 13 through the end of the Service Term.

    3. Notwithstanding the terms of Section 4.4 of the Agreement and with respect to the Relevant Customer Orders, if Level 3's installation of Service is delayed for more than 15 days beyond the Customer Commit Date, Customer may terminate the affected Service (in lieu of any other Service Level credits for installation delays) upon written notice to Level 3 and without payment of any applicable termination charge, provided such written notice is delivered prior to Level 3 delivering a Connection Notice for the affected Service. This Section shall not apply to any Service where Level 3 has agreed to construct network facilities in or to a new location not previously served by Level 3.

    4. The provisions contained in this Addendum shall be governed by the terms and conditions of the Master Services Agreement, dated February 28, 2005 ("Agreement").

    5. Except as amended by this Addendum to the Relevant Customer Orders, all other terms and conditions of the Agreement shall remain in full force and effect.

LEVEL 3 COMMUNICATIONS, LLC                    BLUEFLY, INC.


BY:    /s/ MICHAEL J. MOONEY                   BY:    /s/ JONATHAN P. FREEDMAN
       -----------------------                        --------------------------
NAME:  MICHAEL J. MOONEY                       NAME:  JONATHAN P. FREEDMAN

TITLE: VP - LEGAL                              TITLE: VP AND GENERAL COUNSEL

DATE:  3/3/05                                  DATE:  2/28/05

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